                                                               Exhibit 12.1

                         Breed Technologies, Inc.

                    Ratio of Earnings to Fixed Charges

                       (In millions, except ratios)

                                                                                 Six Months
                             Fiscal Year Ended June 30,                            Ended
                          ----------------------------------                    ------------
                                                                  Pro Forma
                                                              Fiscal Year Ended
                                                                  June 30,      December 31,
                          1994   1995   1996  1997    1998          1998            1998
                          ----- ------ ------ -----  -------  ----------------- ------------
Earnings Computation:
 Pre-tax earnings
  (losses) from
  continuing
  operations............  $73.0 $110.1 $ 98.3 $29.7  $(408.8)      $(416.5)        $(52.4)
 Add: fixed charges.....    1.4    1.2    3.0  29.4     89.4          86.4           44.5
 Subtract: capitalized
  interest..............    --     --     --   (0.1)    (0.1)          --             --
                          ----- ------ ------ -----  -------       -------         ------
Total earnings as
 adjusted...............  $74.4 $111.3 $101.3 $59.0  $(319.5)      $(330.1)        $ (7.9)
                          ===== ====== ====== =====  =======       =======         ======
Fixed Charges Computa-
 tion:
 Interest expensed......  $ 1.1 $  0.8 $  2.7 $26.8  $  68.9       $  79.5         $ 40.9
 Capitalized interest...    --     --     --    0.1      0.1           --             --
 Amortization of de-
  ferred financing
  costs.................    --     --     --    0.7     16.8           3.3            1.8
 Estimated interest
  factor on operating
  leases................    0.3    0.4    0.3   1.8      3.6           3.6            1.8
                          ----- ------ ------ -----  -------       -------         ------
Total fixed charges.....  $ 1.4 $  1.2 $  3.0 $29.4  $  89.4       $  86.4         $ 44.5
                          ===== ====== ====== =====  =======       =======         ======
Ratio of earnings to
 fixed charges..........   53.1   92.7   33.8   2.0      --            --             --
                          ===== ====== ====== =====  =======       =======         ======
Insufficiency of
 earnings to cover fixed
 charges................                             $(408.9)      $(416.5)        $(52.4)
                                                     =======       =======         ======